As filed with the Securities and Exchange Commission on February 9, 2010

Registration No. 333-164089

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PhotoMedex, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3845	59-2058100
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

147 Keystone Drive

Montgomeryville, Pennsylvania 18936

(215) 619-3600

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Dennis M. McGrath

President and Chief Executive Officer

147 Keystone Drive

Montgomeryville, Pennsylvania 18936

(215) 619-3600

(Name, address, including zip code and telephone number, including area code, of agent for service)

With copies to:

Brian C. Miner, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 Telephone: (215) 963-5000 Facsimile: (215) 963-5001	Carmelo M. Gordian, Esq. David M. Kavanaugh, Esq. Nicholas F. Ducoff, Esq. Andrews Kurth LLP 111 Congress Avenue, Suite 1700 Austin, Texas 78701 Telephone: (512) 320-9290 Facsimile: (512) 320-9292

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 4 is being filed solely to file Exhibit 1.1 (Form of Underwriting Agreement) and Exhibit 5.1 (Opinion of Morgan, Lewis & Bockius LLP) and to update the Exhibit List accordingly.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All of such expenses are estimates, except the fees payable to the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Securities and Exchange Commission registration fee	$1,798.15

Financial Industry Regulatory Authority fee	$1,500.00

Printing and mailing expenses	$100,000.00

Legal fees and expenses	$350,000.00

Accounting fees and expenses	$45,000.00

Transfer agent and registrar fees	$30,000.00

Miscellaneous fees and expenses	$136,701.85

Total:	$665,000.00

Item 14.	Indemnification of Directors and Officers

Our restated certificate of incorporation, as amended, and our amended and restated bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and stockholders and other items. Our certificate of incorporation and bylaws also contain extensive indemnification provisions, which will permit us to indemnify our officers and directors to the maximum extent provided by Delaware law. Pursuant to our restated certificate of incorporation and under Delaware law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit. We have also instituted a new form of indemnification agreement between the directors and the Company, whereby directors may be indemnified by us against claims brought against them out of their services to us. All of our current directors have entered into such an indemnification agreement.

We have obtained directors’ and officers’ liability insurance which expires on April 15, 2010. We are required to maintain such insurance as a covenant under the form of indemnification agreement for members of the Board of Directors.

Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145 of the DGCL also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity, for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under Section 145 of the DGCL.

Item 15.	Recent Sales of Unregistered Securities

On October 22, 2009, we sold 694,295 shares of our common stock to certain purchasers in a private placement transaction at a price of $3.90 per share. On November 10, 2009, we issued to an affiliate of one of the accredited investors participating in the October 22, 2009 closing an additional 38,333 shares at the same price of $3.90 per share.

On February 27, 2009, we issued one of the Convertible Notes in an aggregate principal amount of $18.0 million to one of our investors. In connection with the issuance of this Convertible Note, we also issued to this investor a warrant to purchase 174,368 shares of our common stock at price per share of $30.96912. This Convertible Note was initially convertible into 581,225 shares of our common stock at a conversion price of $30.96912 per share. On September 1, 2009, as payment of interest in kind, we issued a second Convertible Note in an aggregate principal amount of $720,000 to this same investor, which Convertible Note was initially convertible into 23,249 shares of our common stock at a conversion price of $30.96912 per share. As of February 4, 2010, the Convertible Notes are convertible into an aggregate of 846,736 shares of our common stock at a conversion price of $22.10844 per share and the warrant is exercisable for 244,251 shares of our common stock at an exercise price of $22.10844 per share.

On September 30, 2008, we issued a warrant to CIT Healthcare LLC, which warrant was initially exercisable for 4,590 shares of our common stock at an exercise price of $18.48 per share.

On December 31, 2007, we issued a warrant to each of CIT Healthcare LLC and Life Sciences Capital LLC, which warrants were each initially exercisable for 5,608 shares of our common stock at an exercise price of $47.04 per share.

We relied on Section 4(2) of the Securities Act and Regulation D promulgated thereunder for an exemption from the registration requirements of the Securities Act for each of the issuances noted above. Each of the certificates representing the shares issued in the private placement consummated in the fourth quarter of 2009 contains (and each share of common stock issued upon conversion or exercise of the Convertible Notes or warrants described above will contain) a restrictive legend preventing the sale, transfer or other disposition of such Shares unless registered or otherwise permitted under the Securities Act.

Item 16.	Exhibits

(a)(1) Financial Statements

Consolidated balance sheets of PhotoMedex, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, which were previously filed.

(a)(2) Financial Statement Schedules

All schedules have been omitted because they are not required, not applicable, or the information is otherwise set forth in the consolidated financial statements or notes thereto.

(b) Exhibits

1.1†	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger, dated September 25, 2002, between PhotoMedex, Inc., J Merger Corp., Inc. and Surgical Laser Technologies, Inc.(1)

2.2	Agreement and Plan of Merger, dated December 1, 2004, between PhotoMedex, Inc., Gold Acquisition Merger Corp. and ProCyte Corporation(2)

2.3	Securities Purchase Agreement, dated October 31, 2006, by and between PhotoMedex, Inc. and each purchaser a party thereto(3)

2.4	Purchase Agreement, dated August 4, 2008, by and among PhotoMedex, Inc., Photo Therapeutics Group Limited and Neil Crabb(21)

2.5	Asset Purchase Agreement, dated August 1, 2008, by and between PhotoMedex, Inc. and PRI Medical Technologies, Inc.(21)

3.1	Restated Certificate of Incorporation, filed on August 8, 2000(4)

3.2	Amendment to Restated Certificate of Incorporation, filed on January 6, 2004(22)

3.3	Amendment to Restated Certificate of Incorporation, filed on January 26, 2009(27)

3.4	Certificate of Amendment of Restated Certificate of Incorporation of PhotoMedex, Inc., filed on February 3, 2010(32)

3.5	Amended and Restated Bylaws(5)

3.6	Amended Section 6.01 of the Bylaws, October 30, 2007(19)

4.1	Securities Purchase Agreement, dated August 4, 2008, by and between PhotoMedex, Inc. and Perseus Partners VII, LP, including Form of Convertible Note, Form of Warrant and Registration Rights Agreement(21)

4.2	Amendment No. 1 to Securities Purchase Agreement, dated February 27, 2009(24)

4.3	First Tranche Convertible Promissory Note, dated February 27, 2009(24)

4.4	Pledge and Security Agreement, dated February 27, 2009(24)

4.5	First Tranche Warrant, dated February 27, 2009(24)

4.6	Registration Rights Agreement, dated February 27, 2009(26)

4.7	Form of Securities Purchase Agreement, dated October 22, 2009, between PhotoMedex, Inc. and each Purchaser(29)

4.8	PhotoMedex Inc. Secured Convertible Promissory Note, dated September 1, 2009(30)

5.1†	Opinion of Morgan, Lewis & Bockius LLP

10.1	Lease Agreement dated May 29, 1996, between Surgical Laser Technologies, Inc. and Nappen & Associates (Montgomeryville, Pennsylvania)(5)

10.2	Lease Renewal Agreement, dated January 18, 2001, between Surgical Laser Technologies, Inc. and Nappen & Associates(5)

10.3	Lease Agreement, dated July 10, 2006, PhotoMedex, Inc. and Nappen & Associates(6)

10.4	Standard Industrial/Commercial Multi-Tenant Lease - Net, dated July 30, 2008 (additional facility at Carlsbad, California)(26)

10.5	Standard Industrial/Commercial Multi-Tenant Lease Net, dated March 17, 2005 (Carlsbad, California)(8)

10.6	Industrial Real Estate Lease, dated May 3, 2007, and delivered December 14, 2007(26)

10.7	License and Development Agreement, dated May 22, 2002, between Surgical Laser Technologies, Inc. and Reliant Technologies, Inc.(5)

10.8	Settlement Agreement and Release, dated November 11, 2008, by and among Allergan, Inc., Murray A. Johnstone, MD, PhotoMedex, Inc. and ProCyte Corporation(26)

10.9	Master Purchase Agreement, dated September 7, 2004, between PhotoMedex, Inc. and Stern Laser, srl(9)

10.10	Master Lease Agreement, dated June 25, 2004, between PhotoMedex, Inc. and GE Capital Corporation(10)

10.11	Investment Agreement, dated March 30, 2006, between AzurTec, Inc. and PhotoMedex, Inc.(11)

10.12	License Agreement, dated March 30, 3006, between AzurTec, Inc. and PhotoMedex, Inc.(11)

10.13	License Agreement, dated March 31, 2006, and effective April 1, 1006, between the Mount Sinai School of Medicine and PhotoMedex, Inc.(12)

10.14	2005 Equity Compensation Plan, approved December 28, 2005(13)

10.15	2005 Investment Plan, approved December 28, 2005(13)

10.16	Amended and Restated 2000 Non-Employee Director Stock Option Plan(1)

10.17	Amended and Restated 2000 Stock Option Plan(1)

10.18	2004 Stock Option Plan, assumed from ProCyte(14)

10.19	1996 Stock Option Plan, assumed from ProCyte(14)

10.20	1991 Restated Stock Option Plan for Non-Employee Directors, assumed from ProCyte(14)

10.21	1989 Restated Stock Option Plan, assumed from ProCyte(14)

10.22	Amended and Restated Employment Agreement with Jeffrey F. O’Donnell, dated October 30, 2007(19)

10.23	Amended and Restated Employment Agreement with Dennis M. McGrath, dated September 1, 2007(19)

10.24	Amended and Restated Employment Agreement of Michael R. Stewart, dated September 1, 2007(19)

10.25	Employment Agreement of John F. Clifford, dated March 18, 2005(2)

10.26	Employment Agreement of Robin L. Carmichael, dated March 18, 2005(2)

10.27	Separation Agreement, effective June 30, 2006, between PhotoMedex, Inc. and John F. Clifford.(15)

10.28	Restricted Stock Purchase Agreement of Jeffrey F. O’Donnell, dated January 15, 2006(8)

10.29	Restricted Stock Purchase Agreement of Dennis M. McGrath, dated January 15, 2006(8)

10.30	Consulting Agreement dated January 21, 1998 between the Company and R. Rox Anderson, M.D.(7)

10.31	Restricted Stock Purchase Agreement of Jeffrey F. O’Donnell, dated May 1, 2007(17)

10.32	Restricted Stock Purchase Agreement of Dennis M. McGrath, dated May 1, 2007(17)

10.33	Restricted Stock Purchase Agreement of Michael R. Stewart, dated May 1, 2007(17)

10.34	Restricted Stock Purchase Agreement of Michael R. Stewart, dated August 13, 2007(18)

10.35	Amended and Restated 2000 Non-Employee Director Stock Option Plan, dated as of June 26, 2007(17)

10.36	Amended and Restated 2005 Equity Compensation Plan, dated as of June 26, 2007, as amended on October 28, 2008(25)

10.37	Master Term Loan and Security Agreement, dated December 31, 2007 among PhotoMedex, Inc., CIT Healthcare LLC, as Agent and Lender, and Life Sciences Capital LLC, as Lender(20)

10.38	Omnibus Amendment dated September 30, 2008 by and among CIT Healthcare LLC, Life Sciences Capital LLC and PhotoMedex, Inc.(23)

10.39	Amendment No. 1 to Omnibus Amendment, dated February 27, 2009(24)

10.40	Form of Indemnification Agreement for directors and executive officers of PhotoMedex, Inc.(24)

10.41	Restricted SPA of Dennis M. McGrath, dated June 15, 2009(28)

10.42	Restricted SPA of Michael R. Stewart, dated June 15, 2009(28)

10.43	Co-Promotion Agreement, dated as of January 7, 2010, between PhotoMedex, Inc. and Galderma Laboratories, L.P.(31)

22.1*	List of subsidiaries of the Company

23.1†	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)

23.2*	Consent of Amper, Politziner & Mattia LLP

†	Filed herewith.

*	Previously filed.

(1)	Filed as part of our Registration Statement on Form S-4, as filed with the Commission on October 18, 2002, and as amended.

(2)	Filed as part of our Registration Statement on Form S-4/A filed with the Commission on January 21, 2005, and as amended.

(3)	Filed as part of our Current Report on Form 8-K, dated November 6, 2006.

(4)	Filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(5)	Filed as part of our Annual Report on Form 10-K for the year ended December 31, 2002.

(6)	Filed as part of our Annual Report on Form 10-K for the year ended December 31, 2006.

(7)	Filed as part of our Registration Statement on Form S-1, as filed with the Commission on January 28, 1998, as amended.

(8)	Filed as part of our Annual Report on Form 10-K for the year ended December 31, 2005.

(9)	Filed as part of our Current Report on Form 8-K, dated September 10, 2004.

(10)	Filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

(11)	Filed as part of our Current Report on Form 8-K, filed on April 6, 2006.

(12)	Filed as part of our Current Report on Form 8-K, filed on April 10, 2006.

(13)	Filed as part of our Definitive Proxy Statement on Schedule 14A, as filed with the Commission on November 15, 2005.

(14)	Filed as part of our Registration Statement on Form S-8, as filed with the Commission on April 13, 2005.

(15)	Filed as part of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

(16)	Filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

(17)	Filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

(18)	Filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

(19)	Filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007.

(20)	Filed as part of our amended Annual Report on Form 10-K/A for the year ended December 31, 2007.

(21)	Filed as part of our Current Report on Form 8-K filed on August 4, 2008.

(22)	Fled as part of our Annual Report on Form 10-K for the year ended December 31, 2003.

(23)	Filed as part of our Current Report on Form 8-K on February 27, 2009.

(24)	Filed as part of our Current Report on Form 8-K on March 5, 2009.

(25)	Filed as part of our Definitive Proxy Statement on Schedule 14A on December 18, 2008.

(26)	Filed as part of our Annual Report on Form 10-K for the year ended December 31, 2008.

(27)	Filed as part of our Current Report on Form 8-K on January 26, 2009.

(28)	Filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

(29)	Filed as part of our Current Report on Form 8-K on October 23, 2009.

(30)	Filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

(31)	Filed as part of our Current Report on Form 8-K on January 11, 2010.

(32)	Filed as part of our Current Report on Form 8-K on February 3, 2010.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Montgomeryville, Commonwealth of Pennsylvania, on February 9, 2010.

PHOTOMEDEX, INC.

By:	/s/ DENNIS M. MCGRATH
Dennis M. McGrath
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity in Which Signed	Date

* Richard J. DePiano	Chairman of the Board of Directors	February 9, 2010

/s/ DENNIS M. MCGRATH Dennis M. McGrath	President, Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2010

* Christina L. Allgeier	Chief Financial Officer (Principal Financial and Accounting Officer)	February 9, 2010

* David W. Anderson	Director	February 9, 2010

* Stephen P. Connelly	Director	February 9, 2010

* Leonard L. Mazur	Director	February 9, 2010

* Alan R. Novak	Director	February 9, 2010

*By:	/s/ DENNIS M. MCGRATH
Dennis M. McGrath, Attorney-in-fact